UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 17, 2011

Pavilion Energy Resources, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	000-1082431	65-0963621
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

674 Via De Valle, Suite 210, Solana Beach, CA 92075
(Address of principal executive offices) (Zip Code)

(888) 205-4611
(Registrant’s telephone number, including area code)

261 S. Robertson Blvd. Beverly Hills, CA 90211
(Former name or former address, if changed since last report)

––––––––––––––––
Copies to:

Gregg E. Jaclin, Esq.
Christine Melilli, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726
(732) 409-1212
––––––––––––––––

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant

On August 17, 2011, Placer Gold Corporation, Ketzal Sterling, Shae Sterling, Peter Sterling, Zero Carbon Wind Energy Corp, Nina Lskavyaan, Oxford Capital Fund, and Strategic Nine Corp Trust (collectively referred to as the “Sellers”) that are the record or beneficial owners of a total of one hundred forty one million and six hundred forty five thousand four hundred fifteen (141,645,415) shares of common stock (the “Common Shares”)  of Pavilion Energy Resources, Inc., a Delaware corporation (the “Company”), entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Helen Hayes (the “Purchaser”) for the sale and purchase of the Common Shares.

As a result of the execution of the Stock Purchase Agreement, the Seller sold, 52.88% of the issued and outstanding shares of common stock of the Company to the Purchaser in exchange for $50,000.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Concurrently with the closing of the Stock Purchase Agreement, Peter Sterling resigned from his positions as the Company’s President, Chief Executive Officer, Treasurer, Secretary, and Chairman of the Board of Directors of the Company.

On August 17, 2011 a majority of the shareholders of the Company approved the appointment of Helen Hayes, and Howard Hayes to the Board of Directors. In addition, at such time, Helen Hayes was appointed the Company’s Chief Executive Officer, Michelle Stewart as Chief Financial Officer and Treasurer, and Howard Hayes as Secretary.

None of the appointed directors or officers entered into an employment agreement with the Company, nor will any be compensated for their services as officers or directors of the Company.

The following is certain biographical and other information regarding the newly appointed officers and directors:

Helen Hayes – Chief Executive Officer, Director

Ms. Helen M. Hayes, age75, began her career in 1954 in Lansing, Mi. with the Pacific Bell and AT&T telephone companies. Her carrier expanded over 35 years and included her direct involvement with upper management. Her duties included, but were not limited to, development and training of telephone operators, review and observation of up to 25 employee’s monthly performances. Ms. Hayes has been retired since 2007.

Michelle Stewart – Chief Financial Officer, Treasurer

Michelle Stewart, 43, Treasurer and member of the Board of Directors, is a business professional with hands on executive experience in several diversified fields. From June 2006 to August 2011, Ms. Stewart served as a business development consultant with start-up companies for internet advertising, online search, search engine optimization, social media, affiliate management and e-commerce.  Ms. Stewart worked as a Vice President of Business Development for Branded Online where she executed and managed e-commerce solutions for fashion companies.  Ms. Stewart has served as a strategy consultant for Wellness.com , building their online directory of health care. Prior to 2006, Ms. Stewart served as a director and marketing consultant for several medium to large sized companies.  Ms. Stewart brings to the board extensive experience, knowledge and understanding of the information technology sector as well as expertise in identifying business opportunities in digital media and the internet.

Howard Hayes – Secretary, Director

Mr. Howard J. Hayes, 44, Secretary, and Director, is a San Diego based entrepreneur and Graduate of San Diego State University’s class of ’91 holding a BS degree in Business Administration and Finance.

In 2005, Mr. Hayes formed The Sterling Financial Group, mortgage brokerage firm in Rancho Santa Fe, Ca. He was directly involved with all aspects of new home purchases, equity lines, remodel, commercial and construction lending. This included application, loan process, researching client lending qualification and creditability, setting up both title and escrow accounts, and inner office management.

In 2007, Mr. Hayes devised a product that offered medical grade teeth whiting to the tanning and spa industries without the application or supervision of a dentist. Since 2009 Mr. Hayes has been directly involved with all aspects of new product design, trademark and parent law, setting up and forming a corporation and working with manufacturing facilities overseas. Mr. Hayes currently holds a patent pending application for an FDA approved, medical grade, home teeth whitening device. Day-to-day activities include, web overview and design, packaging and product design, meeting with potential marketing and infomercial professionals as well as retail vendors, on line retail vendors, and getting new product exposure.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description

10.1
Form of Stock Purchase Agreement by and between Placer Gold Corporation, Ketzal Sterling, Shae Sterling, Peter Sterling, Zero Carbon Wind Energy Corp, Nina Lskavyaan, Oxford Capital Fund, Strategic Nine Corp Trust and Helen Hayes entered into on August 17, 2011.

10.2	Officer and Director resignation letter of Peter Sterling.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 24, 2011

Pavilion Energy Resources, Inc.

By:	/s/ Helen Hayes
Helen Hayes
Chief Executive Officer